Exhibit (a)(9)


               [LETTER OF MERRILL LYNCH, PIERCE, FENNER & SMITH]


                            NOTICE TO PARTICIPANTS
                          IN THE STOCK PURCHASE PLAN
                             OF THE LIMITED, INC.

                          OFFER TO PURCHASE FOR CASH

                                      BY

                               THE LIMITED, INC.

                  UP TO 85,000,000 SHARES OF ITS COMMON STOCK

                                      AT

                             $19.00 PER SHARE NET

                                                             February 1, 1996


To Participants in the Stock Purchase Plan of The Limited, Inc.:

Dear Client:

         Enclosed for your consideration are the Offer to Purchase dated February 1, 1996 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by The Limited, Inc., a Delaware corporation (the "Company"), to purchase up to 85,000,000 shares of its Common Stock, $.50 par value per share (such shares, together with all other outstanding shares of Common Stock of the Company, are herein referred to as the "Shares"), at $19.00 per Share, net to the seller in cash.

         Merrill Lynch is the holder of record of Shares held for your account in The Limited, Inc. Stock Purchase Plan (the "Plan"). A tender of your Shares in your Plan account can only be made by us as your agent, pursuant to your instructions.

         If you wish to participate in this tender offer, you must notify Merrill Lynch no later than 5:00 p.m. on March 5, 1996. If you wish to tender all or any number of your Shares, please instruct us by the deadline. If you do not respond to this notice, no Shares will be tendered.

         Cash received from any Shares tendered and accepted for payment by the Company will be distributed to participants by check. Any Shares tendered but not accepted by the Company will remain in your account.

         Merrill Lynch customers who wish to tender their Shares must contact our Customer Service Unit by 7:00 p.m. EST on Tuesday, March 5, 1996. The phone number to call is: 1-800-621-3777.

         Our operators are available to take your call Monday through Friday between the hours of 8:00 a.m. and 7:00 p.m. EST.

Your attention is invited to the following:

   1.    The tender price is $19.00 per Share, net to you in cash.

   2. The expiration date, the withdrawal deadline and the proration deadline are on Wednesday, March 6, 1996, at 12:00 midnight, New York City time, unless the Company extends the Offer.

   3. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject, however, to the conditions as set forth in
Section 6 of the Offer to Purchase.

   4. Any stock transfer taxes applicable to the sale of Shares to the Company pursuant to the Offer will be paid by the Company, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

   5. Special Treatment for "Odd Lot" Holders: If you owned beneficially as of the close of business on January 31, 1996, an aggregate of fewer than 100 Shares and you instruct us to tender on your behalf all such Shares prior to the expiration of the Offer, all such Shares will be accepted for purchase before proration, if any, of the purchase of other Shares properly tendered.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT, HOWEVER, TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF THE OFFER TO PURCHASE. WHILE THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE SHARES REPRESENT AN ATTRACTIVE INVESTMENT FOR ITS CONTINUING STOCKHOLDERS, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS WISHING TO RECEIVE A PREMIUM OVER THE RECENT, AND ANTICIPATED NEAR-TERM, MARKET PRICES FOR THE SHARES TENDER SOME OR ALL OF THEIR SHARES PURSUANT TO THE OFFER. PURSUANT TO AN AGREEMENT WITH LESLIE H. WEXNER, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, AND THE WEXNER CHILDREN'S TRUST, MR. WEXNER WILL NOT TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 11 OF THE OFFER TO PURCHASE. THE COMPANY HAS BEEN ADVISED THAT ITS OTHER DIRECTORS AND EXECUTIVE OFFICERS HAVE NOT DETERMINED WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

         YOUR INSTRUCTIONS TO US MUST BE FORWARDED TO US PROMPTLY IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE PROVISIONS OF THE OFFER TO PURCHASE. THE EXPIRATION DATE, THE WITHDRAWAL DEADLINE AND THE PRORATION DEADLINE ARE ON WEDNESDAY, MARCH 6, 1996, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED BY THE COMPANY.

                                 Very truly yours,


                                 Merrill Lynch, Pierce, Fenner
                                   & Smith Incorporated

                                 Agent, The Limited, Inc. Stock
                                   Purchase Plan

         As described in the Offer to Purchase, if fewer than all Shares validly tendered prior to the expiration of the Offer are to be purchased by the Company, the Company will purchase Shares in the following order of priority: (a) all "odd lot" Shares tendered prior to the expiration of the Offer by any stockholder who owned beneficially as of the close of business on January 31, 1996, an aggregate of fewer than 100 Shares, and who validly tenders all of such Shares (partial tenders will not qualify for this preference); and (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn prior to the expiration of the Offer on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Lazard Freres & Co. LLC and Goldman, Sachs & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.